Exhibit 10.13

TRANSPORTATION MANAGEMENT AGREEMENT

This transportation management agreement (“Agreement”) is made as of the 16th day of May, 2008 (“Effective Date”), by and between Archway Marketing Services, Inc., a Delaware corporation, with its principal place of business at 19850 South Diamond Lake Road, Rogers, MN, 55374 (“Archway”), and Echo Global Logistics, Inc., a Delaware corporation, with its principal place of business at 600 West Chicago, Suite 750, Chicago, IL 60610 (“Echo”).

WHEREAS, Archway is in the business of providing products and services that enhance the management of their client’s supply chain and marketing efforts; and

WHEREAS, Echo is in the business of managing transportation on an outsourced basis, selling freight and freight-related services to its clients, and performing other functions relating to management, procurement, and administration of transportation; and

WHEREAS, Echo has determined that Echo can manage Archway’s transportation functions and sell transportation services to Archway allowing Archway to realize savings; and

WHEREAS, Archway and Echo desire to enter into an agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows.

1.     Services Provided by Echo to Archway

Echo shall provide full transportation management services to Archway, which is defined as the management and provision of all freight and transportation-related services to Archway at all of its locations. Such services and/or products shall be provided by Echo in a good, timely, and workmanlike manner. Specifically, the services provided by Echo to Archway are as follows;

a.     Echo shall provide transportation services procured by it from third party common carriers in all modes of transportation, including small parcel, less-than-truckload, truckload, intermodal, ocean, air, and all other modes of transportation used by Archway to move products either to or from its clients. Echo will utilize its network of transportation providers to provide Archway all required transportation services.

b.     For Archway’s recordkeeping purposes, for each shipment Echo shall provide a conclusive statement to Archway no later than two business days after the delivery of such shipment, and each such statement shall state the actual cost due to Echo from Archway for such shipment, and such statement shall be final for each such shipment. Echo shall also provide a statement specifically used by Archway to invoice its client for each such shipment, which shall calculate the amount due to Archway (from its client) for such shipment based on any tariffs or discount rates specified by Archway to Echo.

c.     Echo shall provide to Archway a rolled-up invoice on the 1st and 15th of each month (or on the first business day thereafter if the date falls on a weekend or holiday) for all shipments delivered prior to that date (which such invoice shall provide detail of all shipments included in such invoice), and Archway shall pay each such invoice Net 14 (i.e. prior to the date of the next consecutive invoice date). For each shipment detailed in each invoice, Echo shall provide audit services which verify that, for each shipment, the amount billed, the delivery information, and the related details correspond to the actual agreement between Echo and each transportation provider and the actual shipment instructions provided to each transportation provider for each shipment.

d.     Echo shall provide all statements, invoices, and related rolled-up and shipment-specific information to Archway in the electronic format, reasonably specified by Archway, which shall allow Archway to import the information into its general ledger in its desired format, with client-specific, category-specific, or other categorized information as specified by Archway.

e.     Echo shall provide one full-time transportation professional who will sit in an office at Archway’s Rogers, Minnesota location, who will be the primary liaison between Archway and Echo for all day-to-day issues, and

Archway and Echo Transportation Management Agreement 2008

who shall be a contact point for all Archway employees for all transportation-related issues. Archway will provide this on-site Echo employee office space, computer, internet connection, and other customary supplies as  are provided to Archway employees in the Rogers, MN location. Archway will not maintain a separate transportation department, thus Echo’s on-site and off-site resources dedicated to Archway (including the Archway Desk, described below) shall serve as the primary point of contact for all Archway transportation activities. Archway shall not conduct any transportation procurement, management, or related activities on its own account outside of this Agreement.

f.      Echo shall provide a dedicated “Archway Transportation Desk” (the “Archway Desk”), which shall be based at Echo’s Chicago, Illinois office, which shall consist of no less than three full-time transportation professionals who shall be available on a 24/7 basis to execute and support all transportation services as provided by Echo to Archway under this Agreement, and who shall be available to address any service or related issues raised by any Archway employee related to transportation and related services. The Archway Desk will include a dedicated toll-free number for the use of all Archway employees to reach the Archway Desk. The Archway Desk may also be utilized by Archway’s former affiliated Consumer Services company.

g.     Echo shall utilize e-bills, EDI, and other electronic communications to interact with its transportation providers to provide services to Archway and, as such, shall make EDI or related electronic transmission of transportation reporting available to Archway as reasonably requested.

h.     Echo shall provide to Archway, on a reasonably basis, reporting services as contained in its technology applications, including weekly, monthly, and quarterly service and shipment analysis reports, tracking and tracing reporting, claim and damage analysis and reporting, post-audit reporting, and contract compliance analysis.

i.      Echo shall provide an electronic routing guide and transportation procedures manual for the use of all Archway facilities and personnel as it relates to tendering and interacting with loads and shipments, and Echo shall provide on-site training of such procedures at all Archway locations as reasonably required by Archway.

j.      Echo shall utilize its technology tools to provide the transportation management services referenced in this Agreement, and, solely through this Agreement, shall make its technology available to Archway to deliver the services that are outlined in this Agreement. Echo, through its on-site and off-site personnel, shall manage all such technology used by Archway, to minimize Archway’s technology resources necessary to support Echo’s services. Tools which shall be used to support Archway include imaging and shipment-based archival of all relevant transportation documentation, auto-rating and routing software and load tendering and tracing technology for less-than-truckload shipments, truckload shipments, and small parcel shipments, and the Echo Customer Portal. Echo shall provide Archway with up to 225 hours per year of custom technology development time without charge; all hours over 225 will be invoiced to Archway at $125 per hour. Echo will receive written approval from Archway’s Vice President of Finance, or other authorized employee, prior to beginning custom technology development on Archway’s behalf. Echo will provide Archway with a monthly report detailing the number of hours worked per project and the total hours remaining. This report will be provided to Archway no later than the 10th of each month.

k.     Echo shall act as an advocate to Archway for all claims and recoveries arising from any exceptions and events from all shipments provided by the transportation providers contemplated herein, and shall file all such claims, expedite all such claims, and maintain a status of open adjustments due from all such claims.

l.      Echo shall provide Archway’s customer service department tools to manage all tracking and tracing of in-transit shipments, provide notification of late loads and forecasted arrivals, and to highlight any variances between actual shipment results and pre-shipment rating profiles.

m.    As part of its services to Archway, Echo will maintain a carrier quality control function which includes monthly or quarterly audits of the performance of each transportation provider (including status of failed services, service level noncompliance, invoicing accuracy, and other metrics), and Echo shall adjust transportation providers for Archway as necessary based on the results of its audits.

n.     Echo shall provide transportation study services to Archway, as reasonably requested, which is defined as the service of analyzing the transportation activities of an Archway client and providing analysis and reporting to the Archway client in order to demonstrate the transportation acumen of Archway, and to facilitate the advocacy of Archway as an exceptional provider of services to the Archway client or prospective client. Such services shall be, at a minimum, equivalent to those transportation studies currently being provided by Archway’s internal transportation department.

o.     Echo and Archway shall work together to offer Echo’s transportation management services, including but not limited all of the services provided by Echo under this Agreement, to Archway clients and prospective clients, based on introductions made to Echo by Archway. Any agreements consummated through these introductions shall result in such client becoming an “Archway Referral,” with all revenues derived by Echo from such Archway Referral governed by the financial terms detailed below. Attachment A to this agreement shall specify the Archway clients for which Archway intends to provide introductions for Echo, and all names on (or to be added to) Attachment A shall be agreed to in writing by both Archway and Echo, and all such names will be considered Archway Referral clients if specifically designated in Attachment A. It is anticipated that Attachment A may be updated to add additional Archway clients prior to the time Archway markets Echo’s services to such additional Archway clients. In connection with this provision, during the term of this Agreement Echo agrees to offer products and services to the Archway Referral clients solely through Archway-approved channels, during the term of this Agreement. Pursuant to this Agreement, Echo agrees to obtain Archway’s prior approval on all pricing of products and services to be sold to the Archway Referral clients. The pricing formulas for such products and services shall be cost plus Archway’s Commission, as defined below. “Cost,” as used in the preceding sentence, is intended to include compensation to Echo for its services and for the product that it is providing. Payment of commissions to Archway shall be computed and remitted monthly, and shall be accompanied by any necessary supporting documentation.

2.             Financial Terms

a      The financial terms for the services provided by Echo, as outlined above, are as follows:

i.      Echo will invoice Archway beginning immediately based on a 50/50 savings split as follows:

a.     27.75% savings, which converts to a 16.1% Echo Gross Profit through December 31, 2008;

b.     28.5% savings, which converts to a 16.6% Echo Gross Profit through December 31, 2009;

c.     29.25% savings, which converts to a 17.1% Echo Gross Profit through December 31, 2010.

Echo shall provide a report to Archway on each six-month anniversary of this Agreement detailing the actual price Echo paid for all transportation services. This report will be delivered to Archway no later than August 15th and February 15th after each anniversary date.

ii.     Any rebates or refunds received by Echo or Archway from carriers related to Archway’s freight, except FedEx Smart Post, will be split 50/50 between Echo and Archway; rebates related to FedEx Smart Post will be kept 100% by Archway.

iii     For the personnel provided to Archway under section 1 above, Archway shall pay Echo $29,333 per month (referred to as the “HR Cost”).

iv    Archway shall reimburse Echo for any actual travel and related expenses incurred by Echo for travel required by Archway for the Echo professionals based on-site at Archway’s Rogers, MN facility.

b.     For all Archway Referral clients of Echo, Echo will pay Archway a commission equal to 20% of the Collected Gross Profits (as defined below) received by Echo from the Archway Referral clients (“Commission”). For purposes of this Agreement, “Collected Gross Profits” shall mean all payments received by the Company from sales to the Archway Referral clients minus all costs of goods sold related to such payments, as well any agreed upon dedicated support (allocated at actual cost) that is needed to fulfill the services that relate to such payments. The Commission shall be payable for as long as Echo continues to receive Collected Gross Profits from sales to the Archway Referral clients, notwithstanding any termination of this Agreement. Archway’s sole compensation under this provision shall be the Commission. As the service provider, Echo shall invoice the Archway Referral clients for the products and services provided by Echo.

3.             Authorized Source

Archway agrees to make Echo its exclusive transportation management and transportation and logistics services supplier. Accordingly, Archway agrees to use its best efforts to accomplish the following:

a.     Archway will assist Echo in educating, training, and providing general marketing support to Archway’s sales representatives so that they can efficiently target the Archway Referral clients.

b.     During the term of this Agreement, Archway may introduce Echo in writing as a preferred source of services to its affiliated companies and clients. Archway may market integrated transportation and logistics management and fulfillment services under the name “Archway-Echo.” Archway’s marketing materials providing such services will be created by Archway, and approved by Echo, at an agreed upon sharing of the cost thereof.

4.             Term and Termination

The term of this Agreement will commence on the Effective Date, and shall continue through December 31, 2010 (“Initial Term”). Following the Initial Term, this Agreement shall renew for consecutive one year terms upon written agreement of the parties. If either party should become insolvent, be adjudged as bankrupt, or make a general assignment for the benefit of creditors, or if a receiver should be appointed on account of such party’s insolvency, and such receiver is not removed within sixty (60) days, then the other party may, without prejudice to any other right or remedy, Immediately terminate this Agreement. If either party commits a material breach which is not cured within thirty (30) days of written notice of breach, then the other party may, without prejudice to any other right or remedy, immediately terminate this Agreement. In the event of termination, only Section 6 and Section 7 survive this Agreement. Archway may terminate this Agreement upon six (6) months prior written notice to Echo, upon a change of control of the ownership of Archway of greater than 50% of its shareholdings or the: sale of substantially all of its assets. The transaction between Archway’s parent company (AHI, Services, Inc. and Union Street Acquisition Corp. shall not be considered a change of control of the ownership of Archway for the purpose of this Agreement.

5.             Records

Echo shall maintain detailed and accurate books and records of account with respect to activities undertaken pursuant to this Agreement. At the request of Archway, Archway or its designated agent may inspect Echo’s books and records, solely as it relates to the transactions involving Archway and any Archway Referral clients, at reasonable times during normal business hours upon reasonable, advance notice to Echo and at the expense of Archway.

6.             Confidentiality and Intellectual Property

a.     Archway and Echo acknowledge and agree that during the term of this Agreement Archway and Echo may have access to each other’s proprietary or confidential business information. Archway and Echo specifically agree to maintain a strict policy of confidentiality and nondisclosure for all business and trade secrets or other confidential or proprietary information of the other party. The parties agree, therefore, to the extent possible, to so designate information it considers proprietary or confidential at the time such information is provided to the other party. Neither party will misuse or appropriate such proprietary or confidential business information. Further, the parties specifically acknowledge that the terms of this Agreement are confidential and neither shall disclose any details of this Agreement, unless both parties agree. This provision shall survive the termination or expiration of this Agreement for a period of twelve (12) months.

b.     Each party shall exclusively own its own Intellectual Property and neither party will have any claim or right to the Intellectual Property of the other by virtue of this Agreement or the performance of any activities hereunder except as otherwise provided herein. Neither party will take any action or make any claim to any Intellectual property belonging to the other party, whether during the term of this Agreement or thereafter, which is inconsistent with this section. No right or license shall be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this section.

c.     Without limiting the generality of Section 6(b), Archway acknowledges that the technology, software, computer programming, statistical analysis, database, system architecture and design, domain name(s), database maintenance and various systems, procedures, processes, and documentation used to provide the services provided for by Echo is this Agreement (hereinafter referred to as “OptimizerPlus”) have been developed or acquired by Echo and is Confidential Information and Intellectual Property of Echo. In addition, Archway acknowledges that Echo OptimizerPlus and all of its components constitute valuable intellectual Property of Echo, and OptimizerPlus is, and shall remain, the sole exclusive property of Echo, and nothing in the Agreement, during its term or after its termination, shall constitute an ongoing obligation or Echo to allow Archway any use or access to OptimizerPlus. The Archway specific raw data that is inside OptimizerPlus shall remain the sole property of Archway and upon Archway’s request. Echo shall further that data to Archway in a reasonably acceptable format.

d.     Archway acknowledges that the various transportation providers utilized by Echo, which were introduced to Archway as a direct result of this Agreement, shall be considered Confirmation Information under this Agreement, and Archway agrees to not transact business with all such transportation providers during the term of this Agreement and for a period of twelve months thereafter.

7.             Indemnity

Both parties agree to indemnify, defend and hold harmless the other, their parents and affiliates, and their officers, directors, employees, and agents from all claims, liabilities, costs and expenses, including reasonable attorneys’ fees, that arise from, or may be attributable to errors, omissions or fault of the other party pursuant to this Agreement. Both parties’ obligation to indemnify, defend and hold harmless the other will survive the termination of the Agreement.

8.             Insurance

Echo will deliver to Archway, certificates of insurance evidencing coverage for errors and omissions with limits of no less than One Million Dollars ($1,000,000.00); comprehensive general liability, including contractual liability, with limits of no less than One Million Dollars ($1,000,000.00) combined single limit for personal injury and property damage; and comprehensive automobile liability for all owned, non-owned and hired vehicles with bodily injury limits of no less than One Million Dollars ($1,000,000.00) per person, One Million Dollars ($1,000,000.00) per accident; and property damage limits of no less than One Million Dollars ($1,000,000.00) per accident. The insurance certificates must list Archway and its parents, affiliates, employees and assigns as additional insured and must state that Archway will be provided at least thirty (30) days advance, written notice of a cancellation or modification of the insurance. The insurance must be primary and not contributory with Archway’s insurance.

9.             Independent Contractor

Archway and Echo are each independent contractors and this Agreement shall not be construed to create an association, partnership, joint venture, relation of principal and agent or employer and employee between Archway and Echo or its agents within the meaning of any federal, state or local law. Neither party will enter into any agreement, oral or written, on behalf of the other or otherwise obligate the other party without that party’s advance written approval. In its role as an independent contractor, Archway will provide all confirmatory documentation required by Echo in order to establish Echo as the sole party designated for, and responsible for, negotiating rates and terms with transportation providers in order to provide transportation services for Archway.

10.          Miscellaneous

(a)   This Agreement and all matters collateral hereto shall be governed by the laws of the State of Illinois applicable to agreements made and to be performed entirely within the State of Illinois.

(b)   Echo must comply with all applicable laws, regulations, and ordinances relating to its performance of this Agreement.

(c)   This Agreement is the complete agreement between the parties and supersedes any prior oral or written agreement concerning the subject matter, specifically including the Letter of Intent dated September 6, 2005, and amendments thereto, provided however, that the terms of the “SmartPost Process/Billing Memo” dated May 31, 2007, shall continue to remain in effect.

(d)   If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in effect.

(e)   This Agreement may not be amended or assigned except in a writing signed by both parties. If an assignment occurs, the assignment will not relieve the assigning party of its liabilities and obligations under the agreement. This Agreement is binding upon successors and assignees of the parties. A waiver by either party of any of the terms and conditions of this Agreement in one or more instances will not constitute a permanent waiver of the terms and conditions.

(f)    Any dispute under this Agreement shall be resolved solely through binding arbitration to be held in Chicago, Illinois by, and according to the rules of, the American Arbitration Association (“AAA”), and all rulings from the AAA shall be conclusive and binding upon both parties in any court of law.

(g)   Notices provided shall be in writing and sent by certified mail (return receipt requested), overnight mail or facsimile. Notices to Echo will be sent to 600 West Chicago, Suite 750, Chicago, IL 60610, Attention: General Counsel, Notice to Archway will be sent to Archway, 19850 South Diamond Lake Road, Rogers, MN 55374. Attention: Mike Moroz President.

The parties acknowledge that they have read this Agreement and understand and agree to be bound by its terms and conditions.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their duly authorized representatives.

Archway Marketing Services, Inc.		Echo Global Logistics, Inc.

By:	/s/ Michael D. Moroz	By:	/s/ Orazio Buzza
Its:	President	Its:	COO
Title:	Michael D. Moroz	Title:	Orazio Buzza